                                                                 EXHIBIT (10)(a)


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of June, 2000, by and between each of LACLEDE STEEL COMPANY, debtor in possession, a Delaware corporation ("Laclede Steel"), LACLEDE CHAIN MANUFACTURING CO., debtor in possession, a Delaware corporation ("Laclede Chain") and LACLEDE MID-AMERICA, INC., debtor in possession, an Indiana corporation ("Laclede Mid America") (collectively "Employer"), and MICHAEL H. LANE ("Employee").

         WHEREAS, Employee and Employer previously entered into an employment agreement as of the 30th day of July, 1996 which was further amended on March 24, 1998, July 29, 1998 and January 13, 1999 (the "Original Employment Agreement"); and

         WHEREAS, Employee and Employer desire to amend and restate the Original Employment Agreement in its entirety, pursuant to this Amended and Restated Employment Agreement; and

         WHEREAS, Employee desires to be employed by Employer and Employer desires to employ Employee under the terms and conditions set forth in this Amended and Restated Employment Agreement; and

         WHEREAS, it is Employer's intention to employ Employee upon the terms and conditions herein, which recognize and compensate Employee for the obligations of Employee undertaken hereunder, including specifically, but not by way of limitation, the agreement of Employee not to compete with the business of Employer, as provided in paragraph 9(b) (see page 8), for the period provided in paragraph 9(a) upon the termination of Employee's employment by Employer for any reason; it being understood and agreed that Employee is employed by Employer to protect and expand the business of Employer;

         NOW, THEREFORE, in consideration of the foregoing and the promises and agreements herein contained, the parties agree as follows:

         1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts such employment from Employer upon the terms and conditions hereinafter set forth. This Amended and Restated Employment Agreement supersedes the Original Employment Agreement.

         2. TERM OF EMPLOYMENT. The term of Employee's employment under this Agreement shall be for the period commencing June 1, 2000, and continuing through December 31, 2000 (the "First Term"); provided however, that upon the confirmation of a plan of reorganization of Laclede Steel under Chapter 11 of the bankruptcy laws, the First Term shall automatically be extended through December 31, 2001. Subsequent to December 31, 2001, unless earlier terminated, this Agreement shall continue in full force and effect until either party shall give ninety (90) days written notice of termination, in which case this Agreement shall

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terminate on the ninetieth (90th) day following the giving of such notice to the other party. In addition, this Agreement shall terminate on the occurrence of any of the following events:

                   (a) Whenever all Employers and Employee shall mutually agree in writing to terminate Employee's employment with all Employers;

                   (b) Upon the death of Employee;

                   (c) For "cause," which shall mean Employee's dishonesty or unlawful acts committed in connection with the business of an Employer, and which results in material gain or profit to Employee.

                   (d) At Employer's option and by action of each Employer's Board of Directors on thirty (30) days' written notice in the event of Employee's Disability (defined as the failure substantially to discharge Employee's duties as defined under this Agreement for ninety (90) consecutive days or one hundred twenty (120) days (whether or not consecutive) in any twelve
(12) month period, as a result of an injury, disease, sickness or other physical or mental incapacity). A determination of Employee's Disability shall be made by a qualified medical doctor licensed to practice in the State of Missouri chosen by Employer subject to Employee's approval, which approval shall not be unreasonably withheld. Employee shall consent to be examined by Employer's medical doctor and shall consent to allow Employer's medical doctor to discuss Employee's medical condition with Employer. Notwithstanding anything to the contrary contained herein, Employee's Disability shall not be deemed to have commenced until full coverage with respect to such Disability shall have been approved by Employer's disability insurance carrier and payment under Employer's group disability policy for such Disability shall have commenced.

         3. TITLE AND DUTIES OF EMPLOYEE. Employee's title shall be Executive Vice President and Chief Financial Officer of Laclede Steel, Vice President and Chief Financial Officer of Laclede Chain and Vice President and Chief Financial Officer of Laclede Mid America. During Employee's employment by Employer, Employee shall serve Employer to the best of Employee's ability and shall perform such duties as are typically performed by the Chief Financial Officer of Employer. Employee agrees to devote Employee's time and efforts to the business of Employer (except for usual vacations and reasonable time for attention to personal affairs so long as Employee's performance hereunder is not adversely affected thereby), and to be loyal and faithful at all times, constantly endeavoring to improve Employee's ability and knowledge of the business of Employer in an effort to increase the value of Employee's services for the mutual benefit of Employee and Employer.

         4.  COMPENSATION AND BENEFITS OTHER THAN LIFE INSURANCE.

                   (a) Employer agrees to pay Employee for Employee's services during the term of Employee's employment hereunder. Employee's base salary shall be the greater of (i) an annual rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) or (ii) the highest annual base salary authorized by the Board of Directors after the date hereof. Employee's


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base salary shall be due and payable in twelve (12) equal monthly installments.
Additionally, during the term of Employee's employment by Employer hereunder, Employee's compensation shall be reviewed and may be increased and/or Employee may be paid additional or special compensation including without limitation stock options, stock appreciation rights and other incentive compensation, or bonuses (based on the earnings of Employer, the performance of Employee or otherwise) from time to time by the mutual agreement of Employee and Employer, as determined by the Board of Directors of Employer. Without limiting the foregoing, commencing with the fiscal year beginning October 1, 2000 Employee shall have a bonus opportunity based upon the same bonus program to be developed and approved by the Board of Directors for the Chief Executive Officer of Laclede Steel except that Employee's bonus opportunity under this program shall be twenty percent (20%) to thirty percent (30%) of Employee's base salary as defined in this paragraph 4(a). In addition, during the term of this Agreement, Employee shall receive such fringe benefits as are made available by Employer from time to time to other employees of Employer at Employee's level of employment; provided however, that benefits paid to Employee in all events shall include Employee's leased automobile, Employee's tax assistance program and Employee's health and disability insurance benefits.

                   (b) In the event of the termination of Employee's employment either (i) by Employee for any reason including death or Disability, or (ii) by Employer without "cause" (as defined in paragraph 2 herein), Employee shall be paid incentive compensation for the fiscal year in which such termination occurred in an amount equal to the product of (a) the amount of incentive compensation to which he would have been entitled for such fiscal year had there been no termination of employment and (b) a fraction, the numerator of which is the number of days of such fiscal year in which Employee remained in the employment of Employer and the denominator of which is 365.

                   (c) After Employee's termination of employment Employee shall participate in the Laclede Retired Salaried Employee Medical Plan, as such plan may be amended by Employer or any replacement plan as may exist from time to time.

                   (d) After Employee's termination of employment medical benefits now payable for the benefit of Employee's dependent daughter, Kelly Lane, under the Laclede Salaried Employee Medical Plan, as referenced in the attached letter from General American Life Insurance Company, shall be provided under the Laclede Retired Salaried Employee Medical Plan, as such plan may be amended by Employer or any replacement plan as may exist from time to time.

                   (e) Notwithstanding anything contained in Employee's Key Employee Retirement Agreement with Laclede Steel (Employee's "KERP") or this Agreement, Laclede Steel and Employee agree that on the first business day after Employee ceases for any reason to be a full time employee of Laclede Steel (Employee's "KERP Payment Date") Laclede Steel shall authorize in writing the Trustee of Employee's KERP to pay to Employee in a lump sum in kind all amounts owed to Employee pursuant to Employee's KERP. Until Employee's KERP Payment Date, Employee shall be considered an active employee of Laclede Steel.



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         5.  SEVERANCE PAYMENT.

                   So long as Employee does not terminate Employee's employment with Laclede Steel for at least ninety (90) days after the confirmation of a plan of reorganization of Laclede Steel under Chapter 11 of the Federal bankruptcy laws, then for a period of one hundred fifty (150) days after such confirmation Employee may terminate Employee's employment with Laclede Steel on sixty (60) days prior written notice. In such case, in addition to all other amounts due Employee, whether under this Agreement or otherwise, Employer shall pay to Employee on Employee's termination of employment, as severance and in a lump sum an amount equal to Employee's annual compensation as defined in paragraph 4(a) herein reduced by all required withholding taxes (the "Severance Payment"). If Employee does not terminate Employee's employment prior to the end of such period then the Severance Payment shall be paid on the later of December 31, 2001 or on Employee's subsequent termination from Laclede Steel. In the event that the Laclede Steel Chapter 11 reorganization proceeding is converted to a plan of liquidation under Chapter 7 of the Federal bankruptcy laws, then so long as Employee (i) does not voluntarily terminate Employee's employment with Laclede Steel for at least ninety (90) days and (ii) Employee gives Laclede Steel at least sixty (30) days prior written notice of termination after such conversion, then the Severance Payment shall be paid to Employee in a lump sum on Employee's termination of employment with Laclede Steel.



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         6.  LIFE INSURANCE BENEFITS.

                   (a) During the term of this Agreement, Employer shall be obligated to keep in force life insurance on the life of Employee in the amount of Six Hundred Thousand Dollars ($600,000.00) which will consist of permanent insurance on the life of Employee owned by Employee or his designee.

                   (b) In the event of the termination of Employee's employment either (i) by Employee for any reason, or (ii) by Employer without "cause" (as defined in paragraph 2(c) herein), Employer agrees to keep in force such permanent life insurance set forth in subparagraph (a) of this paragraph 6 for the duration of Employee's life. Employer may fulfill this obligation by satisfying the premium requirement so that such permanent insurance is fully paid under the terms of such permanent insurance policy. Employer's obligation to pay permanent life insurance premiums under this subparagraph (b) will survive the term of this Agreement.

                   (c) In the event of the termination of Employee's employment by Employer for "cause" (as defined in paragraph 2(c) herein), then Employer's obligation to pay premiums under this paragraph 6 will cease.

                   (d) Employer agrees to reimburse Employee for any tax due on the annual permanent insurance premium paid by Employer.

                   (e) The amount of insurance described in subparagraph (a) may be increased by the Board of Directors.

         7. TERMINATION. In the event of the termination of Employee's employment by Employer, without "cause" (as defined in paragraph 2(c) herein), then, in lieu of any further salary payment pursuant to paragraph 4(a) herein, Employer agrees to pay Employee for the remaining term of this Agreement at an annual rate equal to Employee's compensation as set forth in paragraph 4(a). Amounts described above due Employee under this paragraph 7 shall be due and payable for the duration of the remaining term in equal monthly installments. In addition to the foregoing, Employer shall continue, for the duration of the remaining term, to provide Employee with such additional fringe benefits to which Employee was entitled as of the day immediately prior to the date of such termination. Nothing in this paragraph 7 shall reduce or otherwise effect Employee's right to the benefits set forth in paragraph 4(c), (d) and (e) herein and Employee's severance payment set forth in paragraph 5 herein.

         8. EXTENT OF SERVICES. Employee shall devote Employee's time, attention and energy to the business of Employer, and shall not during the term of this Agreement, or any extension hereof, without Employer's consent, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but nothing contained herein shall be construed as preventing Employee from investing his assets in such form or manner as will not require any service on the part of Employee in the operation of the affairs of the corporations or other entities in which Employee may invest his assets.


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         9.  COVENANTS OF EMPLOYEE.

                   (a) During the term of Employee's employment with Employer, and for a period of one (1) year after the termination of such employment, for whatever reason, except for the termination of Employee's employment under circumstances which constitute a violation by Employer of the provisions of this Agreement, Employee covenants and agrees that Employee will not (except as required in Employee's duties to Employer), in any manner directly or indirectly:

                           (i) Disclose or divulge to any person, entity, firm
or company whatsoever, or use for Employee's own benefit or the benefit of any other person, entity, firm or company directly or indirectly, in competition with the business of Employer, as the same may exist at the date of such cessation, any proprietary business methods, customer lists, supplier lists, business plans or other information or data of Employer, without regard to whether all of the foregoing matters will otherwise be deemed confidential, material or important, the parties hereto stipulating that as between them, the same are important, material and confidential and greatly affect the effective and successful conduct of the business and the goodwill of Employer, and that any breach of the terms of this subparagraph (i) shall be a material breach of this Agreement;

                           (ii) Solicit, divert, take away or interfere with any
of the customers, trade, business, patronage, employees or agents of Employer;

                           (iii) Engage, directly or indirectly, either
personally or as an employee, partner, associate, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business competitive with the business of Employer.

                   (b) For purposes hereof, a business will be deemed competitive if (i) such business involves the manufacture and sale of steel, or any other business which is competitive, during or as of the date of cessation of Employee's employment, with any business then being conducted by Employer or as to which Employer has at such time formulated definitive plans to enter; and
(ii) such business makes substantial sales of products competitive with those of Employer in any of the States of Missouri, Illinois, Indiana, Iowa, Michigan, Ohio and Pennsylvania.

                   (c) All of the covenants on behalf of Employee contained in this paragraph 0 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these covenants.

                   (d) It is the intention of the parties to restrict the activities of Employee under this paragraph 9 only to the extent necessary for the protection of legitimate business interests of Employer, and the parties specifically covenant and agree that should any of the clauses or provisions set forth herein, under any set of circumstances not now foreseen by the parties, be held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then and in that event, it is the intention of the parties hereto that, in lieu of each such clause or provision of this paragraph

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9, there shall be substituted or added, and there is hereby substituted or added, terms to such illegal, invalid or unenforceable clause or provision as may be legal, valid and enforceable.

         10. EXPENSES. In addition to compensation paid to Employee under paragraph 4 hereof, during the period of Employee's employment, Employer will pay directly or reimburse Employee for reasonable and necessary expenses incurred by Employee in the interest of the business of Employer. All such expenses paid by Employee will be reimbursed by Employer upon presentation by Employee, from time to time, of an itemized account of such expenditures, accompanied by appropriate receipts or other evidence of payment to the extent necessary to permit the deductibility thereof for Federal income tax purposes.

         11. DOCUMENTS. Employee agrees that all documents, instruments, drawings, plans, contracts, proposals, records, notebooks, invoices, statements and correspondence, including all copies thereof, relating to the business of Employer, other than purely personal documents, shall be the property of Employer; and upon the cessation of Employee's employment with Employer, for whatever reason, all of the same then in Employee's possession, whether prepared by Employee or others, will be left with or immediately delivered to Employer.

         12. REMEDIES. It is agreed that any material breach or evasion of any of the terms of this Agreement by Employee will result in immediate and irreparable injury to Employer and will authorize recourse to injunction and/or specific performance as well as to all other legal or equitable remedies to which Employer may be entitled. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy whether given hereunder or not or whether hereafter existing at law or in equity, by statute or otherwise. The election of any one or more remedies by Employer or Employee shall not constitute a waiver of the right to pursue other available remedies at any time or cumulatively from time-to-time.

         13. SEVERABILITY. All agreements and covenants herein contained are severable, and in the event any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, this Agreement shall continue in full force and effect and, subject to paragraph 9(d) hereof, shall be interpreted as if such invalid agreement or covenant were not contained herein.

         14. WAIVER OR MODIFICATION. No amendment, waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any amendment, waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such amendment, waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this paragraph may not be waived or modified except as herein set forth. Failure of Employee or Employer to exercise or otherwise act with respect to any rights granted hereunder in the event of a breach of any of the terms or conditions hereof by the other party, shall

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not be construed as a waiver of such breach, nor prevent Employee or Employer from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

         15. FEES AND EXPENSES. If Employee is the prevailing party, Employer shall pay all of Employee's reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Employee as a result of (i) Employee's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) or (ii) Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by Employer under which Employee is or may be entitled to receive benefits.

         16. NOTICES. All notices, requests, demands or other communications hereunder ("Notice") shall be in writing and shall be given by registered or certified mail, return receipt requested:

if to Employer to:

Laclede Steel Company      Laclede Chain Manufacturing Co.    Laclede Mid-America, Inc.
Attn:  President.          Attn:  President                   Attn:  President
President                  President                          President
440 North Fourth Street    440 North Fourth Street            440 North Fourth Street
3rd Floor                  3rd Floor                          3rd Floor
St. Louis, Missouri 63102  St. Louis, Missouri 63102          St. Louis, Missouri 63102

and, if to Employee, to:

                                    Michael H. Lane
                                    3708 Sunset Chase
                                    St. Louis, Missouri 63127

or to such other addresses as to which the parties hereto give Notice in accordance with this paragraph 16.

         17. CONSTRUCTION. This Agreement shall be governed by and construed and interpreted according to the laws of the State of Missouri, notwithstanding the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction. For all purposes hereof, reference to Employer shall include each and every subsidiary and affiliated company of Employer.

         18. ASSIGNABILITY. The services to be performed by Employee hereunder are personal in nature and therefore Employee shall not assign his rights or delegate his obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

         19. SUCCESSORS. Subject to the provisions of paragraph 9, this Agreement shall be binding upon and shall inure to the benefit of Employer and Employee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

         20. PRIOR EMPLOYMENT AGREEMENTS. Any prior Employment Agreement between Employer and Employee is hereby terminated by mutual agreement.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                                      ______________________________
                                             MICHAEL H. LANE

                                                             "Employee"


                                LACLEDE STEEL COMPANY


                                By_______________________________________
                                Thomas E. Brew, Jr, President

                                LACLEDE CHAIN MANUFACTURING CO.


                                By_______________________________________
                                Ralph M. Cassell, President


                                LACLEDE MID AMERICA, INC.


                                By_______________________________________
                                Ralph M. Cassell, President


                                                                   "Employer"

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